Exhibit 99.6

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made and dated for reference the 19th day of April, 2001,

BETWEEN:

REWARD ENTERPRISES, INC., a Nevada corporation having an office at 12880 Railway Avenue in the City of Richmond, British Columbia, V7E 6G4

(hereinafter called the AVendor@

OF THE FIRST PART

AND:

GARDNER WILLIAMS, a businessman having an office at 4731 Proctor Avenue, in the City of Oakland, California

(hereinafter called the APurchaser@)

OF THE SECOND PART

WHEREAS:

A. The Vendor is the beneficial owner of 1,000 authorized and/or bearer shares without par value (the AShares@) of Reward Nevis Group Inc. (the ACompany@);

B. The Shares represent 100% of the issued and outstanding shares of the Company:

C. The Vendor has agreed to sell the Shares and any and all assets and liabilities of the Company and the Purchaser has agreed to buy the Shares and any and all assets and liabilities of the Company, subject to the terms and conditions hereof.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $1.00 and other good and valuable consideration and the mutual premises and mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

1. Purchase and Sale - Subject to the terms and conditions hereof and on the basis of the representations and warranties of the parties set forth herein, the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase all of the Shares and the assets and debts on the Closing Date, (as hereinafter defined). The Purchaser shall assume, upon the Closing Date, all debts and liabilities of the Company. The Purchaser covenant and agrees not to cause any claims to be brought against the Vendor regarding the Company, and to indemnify and hold harmless the Vendor from any and all claims relating to the Company from and after the Closing Date.

2. Closing Date - The Closing Date will be on April 23, 2001 at the offices of the Vendor or such other time, date or place as the parties may agree.

3. Representations and Warranties of the Vendor - The Vendor warrants and represents to the Purchaser that the Shares are validly issued and outstanding as fully paid and non-assessable, free and clear of all liens, charges and encumbrances and represent all of the issued and outstanding shares of the Company. The Vendor represents and warrants that there are no outstanding options, warrants, calls, or rights of any kind pursuant to which the Vendor, or third parties, are entitled to obtain or demand shares of the Company.

4. Covenants of the Vendor - The Vendor covenants and agrees with the Purchaser that the Vendor will use it=s reasonable best efforts to cause the Company at all times prior to the Closing Date to permit representatives of the Purchaser full access to it=s books and records, including contracts and agreements, minute books, and share registers and to give the Purchaser and it=s representatives such information with respect thereto as may reasonably be required.

5. Conditions Precedent to the Closing

5.01 The Vendor=s obligation to carry out the terms of this Agreement and to complete the purchase referred to in Section 1 is subject to the following conditions:

(a) on the Closing Date, the representations and warranties of the Vendor as set forth in Section 3 hereof will be true in every respect as if such warranties and representations have been made by the Vendor on the Closing Date;

(b) all covenants and agreements to be performed by the Vendor hereunder shall have been performed;

(c) the Vendor will have delivered to the Purchaser:

(i) undated resignations of the present non-Nevis resident directors and officers of the Company;

(ii) all books, records, books of account and any other documents relating to the Company in the possession of the Vendor; and

(iii) such other documents as the Purchaser may reasonably request.

5.02 The terms and conditions set forth in Section 5.01 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing, in whole or in part, on or before the Closing Date, but, except as so waived, the completion of the purchase referred to in Section 1 by the Purchaser will not prejudice or affect any of the rights of the Purchaser in respect of the warranties and representations of the Vendor set forth and such representations and warranties shall survive the Closing Date.

6. Further Assurances - The parties hereto agree to execute such further and other assurances and/or documents as may be necessary to complete the true intent and meaning of this Agreement.

7. Notice - All notices, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to rights or interests herein, will be in writing and must be mailed, delivered or sent by facsimile to the parties at their respective addresses as set out on the first page hereof. Any such notice will be deemed to have been given, if mailed, three business days following the date of posting; provided that if there is between the time of mailing and the actual receipt of the notice, a mail strike, slow down or other labour dispute which might affect delivery of such notice by mail, then such notice will be effective only if delivered; and, if given by personal delivery, when delivered.

8. Governing Law - This Agreement will be construed and enforced in accordance with the laws of the State of Nevada.

9. Entire Agreement - This Agreement contains the entire agreement by and between the Vendor and the Purchaser and no oral agreement, promise, statement or representation which is not contained herein will be binding on the Vendor or the Purchaser. No amendment or modification of this Agreement will become effective unless and until the same will have been reduced in writing and duly signed and executed by the Vendor and the Purchaser.

10. Counterparts - This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this agreement of such other writing as the case may be, taken together will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

11. Headings - The headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12. Time of Essence - Time will be of the essence of this Agreement.

13. Enurement - This Agreement will enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

14. Legal and Tax Advice - Each of the parties hereto covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this Agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this Agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Reward Enterprises, Inc. Gardner Williams

By _______________________________ By: _____________________________

Brian C. Doutaz, President Gardner Williams